EXHIBIT 21.1


            SUBSIDIARIES OF THE REGISTRANT


                                       STATE OR OTHER
                                      JURISDICTION OF
                                      INCORPORATION OR
            NAME                        ORGANIZATION

   1.  ClassroomDirect.com, LLC           Delaware

   2.  Childcraft Education Corp.         New York

   3.  Bird-in-Hand Woodworks, Inc.      New Jersey

   4.  Sportime Acquisition Inc.          Delaware

   5.  Sportime, LLC                      Delaware

   6.  SSI Acquisition Subsidiary, Inc.   Delaware

   7.  Global Video, LLC                 Wisconsin

   8.  JuneBox.com, Inc.                 Wisconsin